UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

Maxygen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28401	77-0449487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Galveston Drive

Redwood City, CA 94063

(Address of Principal Executive Offices)

(650) 298-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 16, 2011, Astellas Pharma Inc. (“Astellas”) exercised its option to purchase all of the equity interests of Maxygen, Inc. (“Maxygen”) in Perseid Therapeutics LLC (“Perseid”) at the current exercise price of $76.0 million. Under the terms of the companies’ 2009 joint venture arrangement, Maxygen transferred substantially all of its protein pharmaceutical programs and related assets and research and development personnel to Perseid and granted Astellas an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increased each quarter over the term of the option, which was scheduled to expire on September 18, 2012.

The closing of the acquisition transaction is subject to Maxygen and Astellas entering into a definitive agreement for the acquisition by Astellas of the preferred units of Perseid held by Maxygen and review and clearance of the transaction by U.S. regulatory authorities. Maxygen’s stockholders approved the acquisition in 2009 as part of Maxygen’s joint venture arrangement with Astellas. The parties expect the transaction to close in the second quarter of 2011. Upon consummation of the acquisition transaction, Perseid will become a wholly-owned subsidiary of Astellas and Maxygen will have no further interests or obligations with respect to the business and operations of Perseid, except for the provision of limited transition services between the companies.

A copy of the press release issued by Maxygen regarding this matter is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated March 17, 2011, entitled “Astellas Exercises Option to Purchase Maxygen’s Interest in Perseid.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXYGEN, INC.
(Registrant)
Date: March 17, 2011

/s/ John Borkholder
(Signature)
Name: John Borkholder
Title: General Counsel & Secretary